EXHIBIT 99.1

ION MEDIA NETWORKS ANNOUNCES SUCCESSFUL COMPLETION OF STRATEGIC REFINANCING

Strengthens balance sheet and financial flexibility

Enables company to focus on execution of long-term strategic plan

(West Palm Beach, Fla. – August 21, 2007) – ION Media Networks, Inc. (AMEX:ION ) (the “Company”) announced today that it has substantially completed the recapitalization of its balance sheet pursuant to its May 3, 2007 agreement with an affiliate of Citadel Investment Group L.L.C. (“Citadel”) and NBC Universal, Inc. (“NBCU”).

This transaction significantly increases the Company’s financial flexibility, enabling it to proceed with the implementation of its growth plans. Among other things, the recapitalization reduces the Company’s balance sheet obligations by $187 million (as of June 30, 2007, pro forma for the transactions), and provides $115 million of cash funding from Citadel.

Further, Citadel has sponsored the Company’s effort to go private by acquiring approximately 87% of the outstanding Class A common shares that Citadel did not already own or have a right to acquire in a successful tender offer earlier this year. The Company expects to complete the deregistration and delisting of its Class A common shares in the coming months, pending Federal Communications Commission approval of Citadel’s acquisition of the Company’s super-voting Class B common stock.

“This transaction completes our corporate finance objectives, giving the Company financial runway and streamlined ownership under Citadel Investment Group,” said Brandon Burgess, CEO of ION Media Networks. “Now we will turn our full attention to growing the business with programming and marketing initiatives for the ION Television Network, as well as nurturing our digital networks and mobile television plans.”

As previously disclosed, the Company closed the exchange offer and consent solicitation that it launched on June 8, 2007 and issued $461.9 million of 11% Series A Mandatorily Convertible Senior Subordinated Notes due 2013 and $34.1 million aggregate liquidation preference of Series B Mandatorily Convertible Preferred Stock to former holders of its 131/4% Cumulative Junior Exchangeable Preferred Stock (currently accruing dividends at the rate of 141/4%) (the “141/4% Preferred Stock”) and 93/4% Series A Convertible Preferred Stock (the “93/4% Preferred Stock”, and together with the 141/4% Preferred Stock, the “Senior Preferred Stock”).

Including shares exchanged by Citadel, holders of 90.6% of the 141/4% Preferred Stock and 99.6% of the 93/4% Preferred Stock exchanged their shares for the newly issued securities and consented to the amendments to the terms of the Senior Preferred Stock. As a result of these amendments, the terms of office of the four directors previously elected to the Company’s board by the holders of the Senior Preferred Stock were concluded.

The recapitalization included a series of related exchange transactions pursuant to the previously announced terms of the May 3, 2007 agreement, the completion of which is described in the Company’s Current Report on Form 8-K, dated August 21, 2007, which should be reviewed in full for detailed information concerning these elements of the recapitalization.

About ION Media Networks
ION Media Networks, Inc. owns and operates the nation’s largest broadcast television station group and ION Television, reaching over 93 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. ION Television currently features popular TV series and movies from the award-winning libraries of Warner Bros., Sony Pictures Television and CBS Television, among others. ION Media has also partnered with RHI Entertainment, which owns over 4,000 hours of acclaimed television content, to provide weekend primetime programming consisting of exclusive original programming and quality library titles. Utilizing its digital multicasting capability, the company has launched several digital TV brands, including qubo, a television and multimedia network for children formed in partnership with several leading media and entertainment companies, and ION Life, a television and multimedia network dedicated to health and wellness for consumers and families. For more information, visit www.ionmedia.tv.

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Media Contacts:

For ION Media Networks
Nancy Zakhary
212.986.6667
nancy@braincomm.com